Exhibit 99.1

MONARCH FINANCIAL REPORTS RECORD FIRST

QUARTER PROFITS AND STRONG GROWTH

Chesapeake, VA - Monarch Financial Holdings, Inc. (Nasdaq: MNRK), the bank holding company for Monarch Bank, reported record first quarter net income and continued strong loan, deposit and asset growth. Net income was $968,201 for the first quarter of 2008, up 5% from the first quarter of 2007 when net income was $926,388. The quarterly annualized return on average equity (ROE) was 10.49%, and the annualized return on average assets (ROA) was 0.77%. Quarterly diluted earnings per share were $0.20, compared to $0.18 the previous year, an 11% increase.

Total assets at March 31, 2008 were $543.2 million, up $40.0 million for the quarter and up $133.8 million or 33% from the same period in 2007. Total loans increased $122.6 million to $461.2 million, up 36 % from the same period in 2007. Deposits increased $150.7 million to $468.9 million, up 47% from the same period in 2007. Demand deposits increased $23.8 million from the same time the previous year. The Bank’s capital position remains strong with tier one regulatory capital growing to $47.6 million at March 31, 2008, which includes the $10 million in trust preferred subordinated debt.

“We are pleased to report a record first quarter of earnings and continued strong growth in loans and deposits. Our Monarch Mortgage team produced strong profitable results during the quarter and closed over $150 million in loans, directly offsetting the effect on bank earnings from the rapid decline in interest rates during the quarter. We saw growth of loans and deposits in our markets, all while maintaining strong asset quality during this challenging economic environment. Additionally, during the quarter we opened a mortgage production office in Richmond, Virginia in partnership with a local builder and developer which should support further growth in mortgage production,” stated William ‘Tree’ Rountree, President and Chief Executive Officer. “Our strategy of building strong sources of non-interest income while building our banking franchise was validated during our first quarter. While many banks are struggling with asset quality, tight net interest margins, and earnings challenges, we are setting new performance records and further differentiating Monarch from our competition”.

Monarch Mortgage and our affiliated mortgage companies now have eleven offices with locations in Chesapeake, Norfolk, Virginia Beach (2), and Richmond, Virginia as well as Rockville (2), Waldorf, Crofton and College Park, Maryland, and Rehoboth Beach, Delaware. Mortgage loan applications were

$246 million in the first quarter of 2008, with $155 million in loans closed resulting in significant profit contributions during the quarter. Monarch Mortgage is focused on the retail A-paper mortgage market and does not participate in the sub-prime mortgage market. Monarch does not hold any sub-prime mortgage loans or related securities, and because the company began expansion after the sub-prime meltdown, no repurchases or asset writedowns are expected.

Net interest income declined 5% or $177,000 in 2008 compared to the same period in 2007 as the yield on our earning assets declined faster than the cost of our funds due to the drastic actions of the Federal Reserve Bank during the first quarter. The federal funds target rate and the associated prime rate of interest dropped 100 basis points late in 2007 and 200 basis points during the first quarter of 2008, resulting in a 57% decline in this key rate that is tied to over half of our loan portfolio. Although the vast majority of our time deposits are set to reprice in the next six months and will lower funding costs, this rapid reduction in rates put pressure on our net interest margin during the first quarter. The net interest margin for the first quarter of 2008 was 3.07%, a decline from 3.98% in the first quarter of 2007. The expansion of mortgage operations was strategically designed to serve as an interest rate hedge for our balance sheet, and it has performed exactly as planned during the first quarter.

The company expensed $395,000 in provision for loan losses from first quarter 2008 earnings, compared to only $143,000 in the same period of 2007. This increase was driven by loan growth and not due to credit quality issues. The reserve for loan losses of $4.5 million represents 0.94% of total loans as of March 31, 2008. Asset quality on the $461 million loan portfolio remained strong and we feel our underwriting and client selection should differentiate Monarch from our competitors during the current economic downturn. There were four non-performing assets at March 31, 2008 totaling $945,000 which represents 0.17% of total assets, well below our peer banks. Two were small non-accrual loans secured by real estate, one matured note past due more than ninety days that has since been renewed, and one residential property acquired to expedite resolution and sale. No losses are expected from these non-performing assets.

Non-interest income was up roughly four times to $5.0 million, increasing 383% from the same period in 2007, fueled by increased production in mortgage originations, investment and insurance revenues from Virginia Asset Group, Monarch’s investment subsidiary, growth in bank deposit fees, and revenue from Monarch Capital, Monarch’s commercial mortgage brokerage operation.

Non-interest expense approximately doubled with the majority of the increase related to the expansion of mortgage operations. Operating expenses also grew compared to the same period of 2007 due to the opening of our first OBX Bank office in May of 2007, and the hiring of additional bankers and other critical staffing positions to support the growth of the company. OBX Bank has grown to over $35 million in loans and deposits since opening less than one year ago and has been well received by that market.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through fifty-two ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in BI Investments, LLC (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	April 17, 2008

Consolidated Balance Sheets

Monarch Financial Holdings, Inc. and Subsidiaries

(In thousands)

Unaudited

	March 31
	2008	2007
ASSETS:
Cash and due from banks	$16,692	$8,284
Interest bearing bank balances	614	10,321
Federal funds sold	704	973

Investment securities:
Securities available for sale	8,083	8,923
Securities held to maturity	1,492	23,578

Total investment securities	9,575	32,501

Mortgage loans held for sale	30,541	1,226

Loans	461,158	338,510
Less allowance for loan losses	(4,325)	(3,378)

Net loans	456,833	335,132

Bank premises and equipment	10,284	7,104
Restricted equity securities	3,201	3,979
Bank owned life insurance	6,603	6,358
Intangible Assets	1,906	—
Accrued interest receivable and other assets	6,253	3,600

Total assets	$543,206	$409,478

LIABILITIES:
Demand deposits—non-interest bearing	$69,985	$59,001
Demand deposits—interest bearing	21,961	9,182
Money market deposits	133,443	147,257
Savings deposits	5,806	6,337
Time deposits	237,739	96,488

Total deposits	468,934	318,265

FHLB borrowings	23,159	44,560
Trust preferred subordinated debt	10,000	10,000
Accrued interest payable and other liabilities	3,376	1,189

Total liabilities	505,469	374,014

MINORITY INTERESTS IN SUBSIDIARIES	93	33

SHAREHOLDERS’ EQUITY:
Preferred stock, $5 par value, 2,000,000 shares authorized, none issued	—	—
Common stock, $5 par, 20,000,000 shares authorized, issued 4,875,865 shares outstanding at March 31, 2008 and 4,894,407 shares outstanding at March 31, 2007	24,379	24,472
Capital in excess of par value	4,837	5,884
Retained earnings	8,388	5,187
Accumulated other comprehensive income (loss)	40	(112)

Total shareholders’ equity	37,644	35,431

Total liabilities and shareholders’ equity	$543,206	$409,478

Consolidated Statements of Income

Monarch Financial Holdings, Inc. and Subsidiaries

Unaudited

	Three Months Ended March 31
	2008	2007
INTEREST INCOME:
Interest on federal funds sold	$3,500	$5,086
Interest on other bank accounts	18,090	17,317
Dividends on restricted securities	59,397	36,322
Interest & dividends on investment securities:
Taxable	119,535	161,253
Interest and fees on loans	7,392,560	6,759,212

Total interest income	7,593,082	6,979,190

INTEREST EXPENSE:
Interest on deposits	3,333,689	2,757,625
Interest on trust preferred subordinated debt	162,536	174,094
Interest on other borrowings	504,001	277,786

Total interest expense	4,000,226	3,209,505

NET INTEREST INCOME	3,592,856	3,769,685
PROVISION FOR LOAN LOSSES	395,082	143,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,197,774	3,626,685

NON-INTEREST INCOME:
Service charges on deposit accounts	329,054	249,839
Mortgage banking income	4,325,326	460,547
Investment and insurance commissions	287,358	245,365
Security gains, net	3,146	—
Other income	103,815	90,994

Total non-interest income	5,048,699	1,046,745

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,605,422	2,008,312
Occupancy and equipment	788,366	427,155
Loan Expense	467,509	127,628
Data processing	167,375	153,951
Other expenses	733,970	602,082

Total non-interest expense	6,762,642	3,319,128

INCOME BEFORE TAXES AND MINORITY INTERESTS	1,483,831	1,354,302

MINORITY INTEREST IN SUBSIDIARY’S INCOME	(47,430)	(20,430)

NET INCOME BEFORE TAXES	1,436,401	1,333,872
Income tax provision	468,200	407,484

NET INCOME	$968,201	$926,388

NET INCOME PER COMMON SHARE:
Basic	$0.20	$0.19
Diluted	$0.20	$0.18

Financial Highlights

Monarch Financial Holdings, Inc. and Subsidiaries

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31
	2008	2007	Change
EARNINGS
Interest income	$7,593	$6,979	8.8%
Interest expense	4,000	3,210	24.6
Net interest income	3,593	3,769	(4.7)
Provision for loan losses	395	143	176.2
Noninterest income	5,048	1,046	382.6
Noninterest expense	6,763	3,319	103.8
Pre-tax net income	1,483	1,353	9.6
Minority interest in net income	47	20	100.0
Income taxes	468	407	15.0
Net income	968	926	4.5

PER COMMON SHARE
Earnings per share - basic	$0.20	$0.19	5.3%
Earnings per share - diluted	0.20	0.18	11.1
Book value	7.72	7.24	6.6
Closing market price (adjusted)	9.99	14.20	(29.6)

FINANCIAL RATIOS
Return on average assets	0.77%	1.01%	(23.8)%
Return on average shareholders’ equity	10.49	10.80	(2.9)
Average equity to average assets	7.37	9.37	(21.3)
Net interest margin (FTE)	3.23	3.98	(18.8)
Non-interest revenue/Total revenue	40.4	13.0	210.8
Efficiency	76.9	69.0	11.4

PERIOD END BALANCES
Investment securities	$9,575	$32,501	(70.5)%
Total loans	461,158	338,510	36.2
Interest-earning assets	481,855	392,642	22.7
Assets	543,206	409,478	32.7
Total deposits	468,934	318,265	47.3
Other borrowings	33,159	54,560	(39.2)
Shareholders’ equity	37,644	35,431	6.2

AVERAGE BALANCES
Total loans	$434,164	$328,697	32.1%
Interest-earning assets	458,706	354,678	29.3
Assets	503,915	371,099	35.8
Total deposits	403,014	304,507	32.3
Other borrowings	60,810	30,759	97.7
Shareholders’ equity	37,123	34,768	6.8

ALLOWANCE FOR LOAN LOSSES
Beginning balance	$3,976	$3,235	22.9%
Provision for loan losses	395	143	176.2
Charge-offs	57	—	100.0
Recoveries	11	—	100.0
Ending balance	4,325	3,378	28.0

ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.17%	0.00%	17.0	bp
Allowance for loan losses to total loans	0.94	1.00	(0.06)%
Allowance for loan losses to nonperforming loans	457.67	0.00	100.00
Charge-off loans to average loans	0.01	0.00	100.00

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due	$260	$0	100.0%
Nonaccrual	316	0	100.0
OREO	369	0	100.0

Nonperforming assets	945	0	100.00%

bp - Change is measured as difference in basis points.